Exhibit 10.66
Reduction in Named Executive Officer Salaries
and Forgoing of Bonuses
Reduction in Base Salaries
     Effective February 9, 2009, the annual base salaries for each of the named executive officers (NEOs) of Applied Materials, Inc. (“Applied”) have been reduced by ten percent (10%) in order to reduce costs due to deteriorating global economic and industry conditions. This ten percent (10%) reduction is in addition to a ten percent (10%) reduction of the NEOs’ annual base salaries that was previously implemented to reduce costs. This brings the total reduction to twenty percent (20%) below the annual base salary in effect for each NEO at this time last year. The adjusted annual base salaries for the NEOs as of February 9, 2009, are as follows:

Named Executive Officer	Reduced Base Salary
Michael R. Splinter,	$784,000
President and Chief Executive Officer
Franz Janker,	$475,200
Executive Vice President, Sales and Marketing
Mark R. Pinto,	$440,000
Senior Vice President, Chief Technology Officer and General Manager Energy and Environmental Solutions
Thomas St. Dennis,	$411,280
Senior Vice President, General Manager Silicon Systems Group
George S. Davis,	$410,400
Senior Vice President, Chief Financial Officer
Manfred Kerschbaum,	$403,520
Senior Vice President, General Manager Applied Global Services
NEOs to Forgo FY2009 Bonus
     In support of Applied’s cost-reduction activities, each of the NEOs will forgo his annual incentive bonus for fiscal 2009, even if the performance goals related to the bonus are fully achieved and a bonus would otherwise be payable, unless business conditions and financial results improve significantly.